Exhibit 4.3

Amendment No. 2

to the Indenture

In accordance with Section 9.1 of the Indenture dated as of March 22, 2019, as amended (the “Indenture”), between Shepherd’s Finance, LLC, a Delaware limited liability company (“Company”), and U.S. Bank National Association, a national banking association (“Trustee”), the Indenture is hereby amended by this Amendment No. 2 (this “Amendment”) as of __________, 2021. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Indenture.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Fixed Rate Subordinated Notes:

A. Amendment to § 3.9 of the Indenture. Section 3.9 of the Indenture is hereby replaced in its entirety with the following:

Section 3.9. Redemption Option at Request of Holder.

(a)	Beginning 180 days after the issuance date, at the written request of the Holder delivered to the Company at any time, the Company may, at its option and subject to the restrictions in Article 10 below, but shall not be required to, redeem the Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for the Note, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above over the last 180 days immediately prior to the redemption date.

(b)	Notwithstanding the foregoing Section 3.9(a), subject to the restrictions in Article 10 below, at the written request of a Holder of a Note that (i) on the Date of Issue had a duration of 36 months, and (ii) had a Date of Issue of February 4, 2020 or after, such Holder may require the Company to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note, at the stated rate to the redemption date, as follows:

(1)	The Company shall redeem up to $10,000 of such Note within 7 days of the redemption request;

(2)	The Company shall redeem up to an additional $90,000 of such Note within 30 days of the redemption request;

(3)	The Company shall redeem any remaining amount of such Note requested to be redeemed within 90 days of the redemption request; and

(4)	The Company shall redeem all or a portion of such Note if requested by the Holder, regardless of amount, within 1 business day but only if the Holder immediately upon redemption invests the entirety of the proceeds from such redemption in another security then-offered by the Company.

For purposes of determining the length of time within which the Company must redeem all or a portion of a Note under this Section 3.9(b), the dollar amount of a given redemption request will be added to any amount or amounts of such Note previously requested to be redeemed that were redeemed by the Company.

(c)	Notwithstanding the foregoing Section 3.9(a), subject to the restrictions in Article 10 below, at the written request of a Holder of a Note, such Holder may require the Company to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note, at the stated rate to the redemption date within 1 business day, but only if the Holder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by the Company, if any.

B. Amendment of the Form of Note. Exhibit A to the Indenture, titled “FORM OF FIXED RATE SUBORDINATED NOTE OF SHEPHERD’S FINANCE, LLC” is hereby replaced in its entirety with Exhibit A to this Amendment in order to reflect the foregoing changes to the Indenture.

C. Continuation of Indenture. The Indenture and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Indenture and this Amendment were contained in one document. Any provisions of the Indenture not amended by this Amendment shall remain in full force and effect as provided in the Indenture immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Indenture, the provisions of this Amendment shall control, provided, however, that if any provision of this Amendment limits, qualifies, or conflicts with another provision which is required to be included in this Amendment by the TIA, the required provision shall control.

D. Governing Law. The internal laws of the State of Delaware shall govern this Amendment.

E. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. The signature pages to this Amendment shall be deemed and may be used as counterpart signature pages to the Indenture.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment as of the date first written above.

COMPANY:

SHEPHERD’S FINANCE, LLC

By:
Daniel M. Wallach, Chief Executive Officer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:
April Bright, Assistant Vice President

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Exhibit A

FORM OF FIXED RATE SUBORDINATED NOTE

OF

SHEPHERD’S FINANCE, LLC

Fixed Rate Subordinated Note

___________ __, 20__

No. ____	Jacksonville, Florida

Subject to the restrictions in Section 6 below, ___________________________________ from the date hereof, Shepherd’s Finance, LLC (the “Company”) promises to pay ___________________________ DOLLARS at the main office of the Company, 13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258 and to pay interest thereon at the rate of ____% (percent) per annum, in accordance with Section 1 below.

This is one of a duly authorized issue of Fixed Rate Subordinated Notes of the Company (the “Notes”) issued under and subject in all respects to the terms of an Indenture dated as of March 22, 2019, as amended (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all supplemental indentures for a statement of the respective rights of the Company, the Trustee, the agents of the Company, and the Trustee and the holders of the Notes. All capitalized terms used, but not defined, in this Note have the meanings assigned to them in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner herein prescribed.

1. Interest. Interest will be calculated based on the actual number of days the Note is outstanding based on a 365/366 day year. Interest will be earned daily and payable monthly or at maturity at the holder’s request. If the holder elects to receive interest at maturity rather than monthly, interest will be compounded monthly. If any payment of the Note is due on a Legal Holiday, then the holder will not be entitled to payment of the amount due until the following day that is not a Legal Holiday, and no interest will be due as a result of such delay. If the holder elects to receive interest monthly, interest will be paid on the first business day (not a Legal Holiday) of every month (each an “Interest Payment Date”). The first Interest Payment Date will be the month following the month of the Date of Issue, except that if a Note is issued within the last 10 days preceding an Interest Payment Date, the first interest payment will be made on the next succeeding Interest Payment Date. No payments of interest under fifty dollars will be made, with any interest payment under fifty dollars accruing and earning interest on a monthly compounding basis until the payment due is at least fifty dollars on an Interest Payment Date.

2. Redemption by Company. Subject to the restrictions of Section 6 below and in accordance with the procedures set forth in Article 3 of the Indenture, this Note may be redeemed by the Company prior to maturity for a redemption price equal to the principal amount, plus any unpaid interest thereon to the date of redemption. Notice of redemption shall be given by mail to the holder of this Note (the “Noteholder”) at the holder’s last address as it appears on the records of the Company not less than 30 nor more than 60 days prior to the date fixed for redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the date of redemption set forth in the notice of redemption at the redemption price. On or before the redemption date, the Company shall set aside money sufficient to pay the redemption price of all Notes to be redeemed on that date.

3. Redemption at Request of Noteholder.

(a)	BEGINNING 180 DAYS AFTER THE ISSUANCE DATE, AT THE WRITTEN REQUEST OF THE NOTEHOLDER DELIVERED TO THE COMPANY, THE COMPANY MAY, AT ITS OPTION AND SUBJECT TO THE RESTRICTIONS OF SECTION 6 BELOW, BUT SHALL NOT BE REQUIRED TO, REDEEM THIS NOTE for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Note, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above for a 180-day period.

(b)	NOTWITHSTANDING THE FOREGOING SECTION 3(a), IF THIS NOTE (i) ON THE DATE OF ISSUE HAD A DURATION OF 36 MONTHS, AND (ii) HAS A DATE OF ISSUE OF FEBRUARY 4, 2020 OR AFTER, THEN, AT THE WRITTEN REQUEST DELIVERED TO THE COMPANY BY THE NOTEHOLDER, THE COMPANY SHALL, SUBJECT TO THE RESTRICTIONS OF SECTION 6 BELOW, REDEEM ALL OR A PORTION OF THIS NOTE (AS REQUESTED BY THE NOTEHOLDER) for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Note at the stated rate to the redemption date, as follows:

(1) The Company shall redeem up to $10,000 of this Note within 7 days of the redemption request;

(2) The Company shall redeem up to an additional $90,000 of this Note within 30 days of the redemption request;

(3) The Company shall redeem any remaining amount of this Note requested to be redeemed within 90 days of the redemption request; and

(4) The Company shall redeem all or a portion of this Note if requested by the Noteholder, regardless of amount, within 1 business day but only if the Noteholder immediately upon redemption invests the entirety of the proceeds from such redemption in another security then-offered by the Company.

For purposes of determining the length of time within which the Company must redeem all or a portion of this Note under this Section 3(b), the dollar amount of a given redemption request will be added to any amount or amounts of this Note previously requested to be redeemed that were redeemed by the Company.

(c)	NOTWITHSTANDING THE FOREGOING SECTION 3(a), AT THE WRITTEN REQUEST DELIVERED TO THE COMPANY BY THE NOTEHOLDER, THE COMPANY SHALL, SUBJECT TO THE RESTRICTIONS OF SECTION 6 BELOW, REDEEM ALL OR A PORTION OF THIS NOTE (AS REQUESTED BY THE NOTEHOLDER) for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Note at the stated rate to the redemption date within 1 business day, but only if the Noteholder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by the Company, if any.

4. Redemption Upon Death of Noteholder. Upon the death of the Noteholder, the Company shall be required to redeem this Note at the date of the Noteholder’s death, as requested in the manner, and subject to the limitations, set forth below. The redemption price shall be equal to 100% of the principal amount of the Note plus accrued interest on a daily basis to the redemption date. Redemption of this Note shall be made as soon as reasonably possible, based on the Company’s then current case position and needs, but generally within two weeks following the receipt by the Company or the Trustee of all of the following:

(a)	a written request for redemption signed by a duly authorized representative of the Noteholder, which request shall set forth the name of the Noteholder, the date of death of the Noteholder and the principal amount of this Note;

(b)	evidence satisfactory to the Trustee and the Company of the death of the Noteholder and the authority of the representative to such extent as may be required by the Trustee or Company.

This Note shall not be entitled to redemption pursuant to this Section 4 unless the Note has been registered in the Noteholder’s name since its Date of Issue.

Authorized representatives of the Noteholder shall include the following: executors, administrators, or other legal representatives of an estate; trustees of a trust; joint owner of the Note owned in joint tenancy or tenancy by the entirety; attorneys-in-fact; and other persons generally recognized as having legal authority to act on behalf of another.

5. Reinvestment Option at Maturity. Between 30 and 60 days prior to the maturity date of this Note, the Company will deliver a notice of the maturity date to the Noteholder and, if the Company is offering any reinvestment options and has an effective offering available, a form containing options to reinvest the proceeds of this Note upon maturity in a new Note that is being offered in such offering. The reinvestment form will contain the terms of Notes being offered at that time and the Noteholder may select one of the reinvestment options offered. If the Noteholder properly completes, executes, and returns the reinvestment form at least 5 business days prior to the maturity date, the proceeds of this Note will be deemed reinvested under the reinvestment terms selected and a new Note will be issued by the Company within 5 business days after the maturity date of this Note. If the Noteholder does not return a properly completed reinvestment form within the time period prescribed herein or there are no reinvestment options offered by the Company, then the Company will pay the principal amount plus any unpaid interest to the Noteholder at maturity.

6. Subordination. This Note is subordinated, in all rights to payment and in all other respects, to Senior Debt. Senior Debt means all Debt (present or future) created, incurred, assumed, or guaranteed by the Company (and all renewals, extensions, or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Notes. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, (ii) all Debt of the Company maintained with banks and finance companies and any line of credit to be obtained by the Company in the future and (iii) all Debt of the Company obtained from Affiliates. Notwithstanding anything herein to the contrary, Senior Debt shall not include Debt of the Company to any of its subsidiaries or under the Notes. Any other Fixed Rate Subordinated Notes issued by the Company pursuant to a public or private offering thereof shall be pari passu with this Note and shall not constitute Senior Debt. Debt means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures, or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above. The Company agrees, and the Noteholder by accepting this Note agrees, to the subordination provisions set forth in Article 10 of the Indenture.

7. Amendments and Waivers. As permitted in the Indenture, the Indenture, other than the subordination provisions, may be amended and the rights and obligations of the Company and the rights of the holders of the Notes under the Indenture modified at any time by the Company with the consent of the Trustee and holders of a majority in principal amount of the then outstanding Notes. The Company and the Trustee may not modify the Indenture without the consent of each holder affected if the modification (i) affects the terms of payment of, the principal of, or any interest on, any Note; (ii) changes the percentage of Noteholders who consent to a waiver or modification as required; (iii) affects the subordination provisions of the Indenture in a manner that adversely affects the right of any holder; or (iv) waives any Event of Default in the payment of principal of, or interest on, any Note. As permitted by the Indenture, the Trustee and holders of a majority in principal amount of the then outstanding Notes, on behalf of the holders of all Notes, may waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences, except an Event of Default in the payment of principal or of interest on the Notes.

8. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the principal of and accrued interest on all Notes may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture generally provides that an Event of Default occurs if: (i) the Company fails to pay any installment of interest on a Note when the same becomes due and payable and the failure to pay continues for a period of thirty (30) days; (ii) the Company fails to pay the principal of any Note when the same becomes due and payable at maturity, upon redemption or otherwise, and the failure to pay continues for a period of thirty (30) days; (iii) the Company fails to comply with any of its other agreements in, or the provisions of, the Note or the Indenture and such failure is not cured or waived within sixty (60) days after receipt by the Company of a specific written notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes; and (iv) the Company becomes subject to certain events of bankruptcy or insolvency.

9. Transfer. As provided in the Indenture, this Note is transferable only on the Note register maintained by the Registrar, upon surrender of this Note for transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Registrar duly executed by, the registered holder hereof or such holder’s attorney duly authorized in writing, a copy of which authorization must be delivered with any such instrument of transfer, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. A service fee may be charged to replace a lost or stolen Note, to transfer this Note, or to issue a replacement payment check. The Company, the Trustee, and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. The Company currently serves as the Registrar and Paying Agent for the Notes.

10. Owners. The registered Noteholder shall be treated as the owner of the Note for all purposes.

11. No Recourse. A member, manager, director, officer, employee, or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, or in respect of such obligations or their creation. The Noteholder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

THIS NOTE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its company name by an Officer at Jacksonville, Florida, on the date first written above.

SHEPHERD’S FINANCE, LLC

By:
Name:
Title: